Exhibit 99.1

Parks! America Announces Leadership Transition Plan

Pine Mountain, GA – June 14, 2024 – Parks! America, Inc. (OTCPink: PRKA)(the “Company” or “Parks! America”), a leading owner and operator of drive through safari parks, today announced that Lisa Brady has stepped down as President and Chief Executive Officer, effective today, June 14, 2024. This decision follows a comprehensive and productive proxy battle, culminating in a strategic realignment that positions the Company for continued growth and success.

During Ms. Brady’s tenure, Parks! America achieved significant milestones, including modernization of the business such as enhanced marketing efforts, dynamic pricing and implementation of guest experience enhancing systems as well as dramatic improvement of corporate culture. Ms. Brady also improved and enhanced the overall park environment and infrastructure through strategic capital investments, modernized animal habitats and educational signage. Ms. Brady led the Company’s Georgia Park recovery following the devastating March 26, 2023 tornado, reopening the park in only 20 days.

“Despite many of the headwinds we have experienced over the last 18 months, leading the teams at Parks! America has been an incredible journey, and I am so proud of what we have accomplished together,” said Ms. Brady. “It has been a great honor to work with our dedicated teams at each park and all of our stakeholders and I am confident the foundation we have built has poised the Company for its next phase of growth.”

Geoffrey Gannon has been appointed by the Board of Directors as the Company’s President.

Geoffrey Gannon, age 38, is the Portfolio Manager at Focused Compounding Fund, LP, and has served in that position since 2020.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, https://animalsafari.com/investor-relations/.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s annual report and other reports filed from time to time with the SEC. We undertake no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Todd R. White
Chief Financial Officer
(706) 663-8744

todd.white@parksamerica.com